STOCK PURCHASE AGREEMENT

                                     between

                        GENTLE DENTAL SERVICE CORPORATION

                           and the sole shareholder of

                       MANAGED DENTAL CARE OF OREGON, INC.



                             Dated February 28, 1998

                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I     Purchase and Sale of MDCO Shares...............................  1

              1.01   Purchase and Sale; Tax Election.........................  1
              1.02   Purchase Price..........................................  2
              1.03   Instruments of Transfer.................................  2
              1.04   Further Assurances......................................  2
              1.05   Closing.................................................  2
              1.06   Allocation of Purchase Price............................  2

ARTICLE II    Representations and Warranties of GDSC.........................  2

              2.01   Authorization...........................................  2
              2.02   Compliance..............................................  2
              2.03   Consents................................................  3
              2.04   Accuracy of Representations and Warranties..............  3
              2.05   Reliance................................................  3

ARTICLE III   Representations and Warranties of MDCO and Shareholder.........  3

              3.01   Corporate Existence; Authority..........................  3
              3.02   No Adverse Consequences.................................  4
              3.03   Brokers and Finders.....................................  4
              3.04   Litigation..............................................  4
              3.05   Compliance with Laws....................................  4
              3.06   Employment Matters......................................  5
              3.07   Financial Statements....................................  6
              3.08   Receivables.............................................  6
              3.09   Prepaid Expenses and Other..............................  6
              3.10   Personal Property.......................................  7
              3.11   Payables................................................  7
              3.12   Indebtedness............................................  7
              3.13   Other Liabilities.......................................  7
              3.14   Absence of Certain Changes or Events....................  7
              3.15   Leases..................................................  8
              3.16   Certain Contracts and Arrangements......................  8
              3.17   Status of Contracts and Leases..........................  9
              3.18   Title and Condition of Tangible Assets..................  9
              3.19   Insurance............................................... 10
              3.20   Taxes................................................... 10
              3.21   No Restrictions......................................... 11
              3.22   Permits and Licenses.................................... 11

                                                                            Page

              3.23   Certain Payments........................................ 11
              3.24   Environmental Conditions................................ 11
              3.25   Consents and Approvals.................................. 11
              3.26   Records................................................. 12
              3.27   Reliance................................................ 12
              3.28   Accuracy of Representations and Warranties.............. 12

ARTICLE IV    Covenants of MDCO and Shareholder.............................. 12

              4.01   Access to Properties, Books and Records................. 12
              4.02   Negative Covenants...................................... 12
              4.03   Affirmative Covenants................................... 14
              4.04   No Negotiations With Others............................. 14

ARTICLE V     Joint Covenants................................................ 15

              5.01   Governmental Consents................................... 15
              5.02   Best Efforts; No Inconsistent Action.................... 15

ARTICLE VI    Conditions to Obligations of GDSC.............................. 15

              6.01   Governmental Approvals.................................. 15
              6.02   Consents................................................ 15
              6.03   Representations, Warranties and Covenants............... 16
              6.04   Adverse Proceedings..................................... 16
              6.05   No Adverse Change....................................... 16
              6.06   Opinion of Counsel...................................... 16
              6.07   ADC Agreement Closing................................... 16
              6.08   Lease                                                    16
              6.09   Actions Satisfactory to GDSC's Counsel.................. 16

ARTICLE VII   Conditions to Obligations of MDCO.............................. 17

              7.01   Representations, Warranties and Covenants............... 17
              7.02   Adverse Proceedings..................................... 17
              7.03   Opinion of Counsel...................................... 17
              7.04   ADC Agreement Closing................................... 17
              7.05   Lease................................................... 17
              7.06   Actions Satisfactory to ADC's Counsel................... 17

                                                                            Page

ARTICLE VIII  Termination     ............................................... 18

              8.01   Right of Parties to Terminate........................... 18
              8.02   Effect of Termination................................... 18

ARTICLE IX    Survival; Indemnification...................................... 18

              9.01   Survival................................................ 18
              9.02   Indemnification by MDCO and Shareholder................. 19
              9.03   Indemnification by GDSC................................. 19
              9.04   Indemnification Procedure............................... 19
              9.05   Right of Offset......................................... 21
              9.06   Limitations............................................. 21
              9.07   Rights Not Exclusive.................................... 21

ARTICLE X     Confidentiality; Press Releases................................ 21

              10.01  Confidentiality......................................... 21
              10.02  Press Releases.......................................... 22

ARTICLE XI    Other Provisions............................................... 22

              11.01  Benefit and Assignment.................................. 22
              11.02  Entire Agreement........................................ 23
              11.03  Fees and Expenses....................................... 23
              11.04  Amendment, Waiver, etc.................................. 23
              11.05  Headings................................................ 23
              11.06  Governing Law........................................... 23
              11.07  Notices................................................. 23
              11.08  Breach; Equitable Relief................................ 24
              11.09  Attorneys' Fees......................................... 24
              11.10  Counterparts............................................ 25

                             INDEX OF DEFINED TERMS

Term                                                    Location of Definition
----                                                    ----------------------

ADC...................................................  Introduction
ADC Agreement.........................................  Introduction
Closing...............................................  1.05
Closing Date..........................................  1.05
Code..................................................  1.01
Contracts.............................................  3.16
Current Balance Sheet.................................  3.07-1
Damages...............................................  9.02-1
ERISA.................................................  3.06-2
ERISA Plans...........................................  3.06-2
Environmental Law.....................................  3.24-2(a)
Financial Statements..................................  3.07-1
GDSC..................................................  Introduction
GDSC's Indemnified Persons............................  9.02-1
Hazardous Substance...................................  3.24-2(b)
Leases................................................  3.15
MDCO..................................................  Introduction
MDCO Shares...........................................  Introduction
Material Adverse Change...............................  Article III Introduction
Material Adverse Effect...............................  Article III Introduction
Permits...............................................  3.22
Policies..............................................  3.19
Purchase Price........................................  1.02
Real Property.........................................  3.15
Related Documents.....................................  9.01
Returns...............................................  3.20-1
Shareholder...........................................  Introduction
Tangible Personal Property............................  3.10
Taxes.................................................  3.20-3
Third Party Claims....................................  9.04-1(a)

                                LIST OF EXHIBITS

Exhibit                               Item                       First Reference
-------                               ----                       ---------------

   A                        Opinion of MDCO's Counsel                 6.06

   B                        Opinion of GDSC's Counsel                 7.03





                                LIST OF SCHEDULES


Schedule                                        Content
--------                                        -------

1.06                                            Purchase Price Allocation
3.04                                            Litigation
3.06-2                                          Employee Benefits
3.06-3                                          Employment Manuals and Policies
3.06-4                                          Compensation
3.07                                            Financial Statements
3.08                                            Receivables
3.09                                            Prepaid Expenses and Other
3.10                                            Tangible Personal Property
3.11                                            Payables
3.12                                            Indebtedness
3.13                                            Other Liabilities
3.15                                            Leases
3.16                                            Contracts
3.19                                            Insurance
3.25                                            Consents and Approvals

                            STOCK PURCHASE AGREEMENT


DATED:        February 28, 1998


BETWEEN:      GENTLE DENTAL SERVICE CORPORATION,
                a Washington corporation
              900 Washington Street, Suite 1100
              Vancouver, WA  98660
              Telecopy No.:  (360) 750-8667                               "GDSC"


AND:          MANAGED DENTAL CARE OF OREGON, INC.
                an Oregon corporation
              215 North Blaine Street
              Newberg, OR 97132
              Telecopy No.: (503) 537-0300                                "MDCO"


AND:          Gerald M. Bieze, DDS                                 "Shareholder"


     Shareholder is the owner of all of the issued and outstanding capital stock of MDCO. Shareholder desires to sell, and GDSC desires to purchase, all of the shares of capital stock of MDCO outstanding on the Closing Date (the "MDCO Shares") on the terms and conditions set forth in this Agreement, thereby causing MDCO to become a wholly-owned subsidiary of GDSC. Shareholder is also the owner of all of the issued and outstanding capital stock of Affordable Dental Care, Inc., an Oregon corporation ("ADC"). Shareholder and GDSC are signing an agreement for the purchase and sale of substantially all of the assets of ADC (the "ADC Agreement") at the same time that they are signing this Agreement.

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                        Purchase and Sale of MDCO Shares

     1.01 Purchase and Sale; Tax Election. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 1.05, Shareholder agrees to sell, convey, assign, transfer and deliver the MDCO Shares to GDSC, and GDSC agrees to purchase and accept the MDCO Shares from Shareholder. In connection with purchase and sale of the MDCO Shares, Shareholder shall join with GDSC in timely filing an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the

"Code"), in accordance with Treas Reg ss.1.338(h)(10)-1 to have the transaction taxed as an asset purchase, and shall take all other similar actions required to give effect to the election for state and local tax purposes to the greatest extent allowed by law.

     1.02 Purchase Price. The total purchase price for the MDCO Shares (the "Purchase Price") shall be $950,000, payable by cashiers check or wire transfer on the Closing Date.

     1.03 Instruments of Transfer. On the Closing Date, Shareholder shall deliver to GDSC certificates for all of the MDCO Shares, duly endorsed for transfer.

     1.04 Further Assurances. Shareholder agrees that, at any time and from time to time on and after the Closing Date, he will, upon the request of GDSC and without further consideration, take all steps reasonably necessary to place GDSC in possession and operating control of the business of MDCO and the assets and properties of MDCO.

     1.05 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, effective as of the close of business on the last day of the month in which all conditions to the Closing are satisfied (other than those conditions that by their terms are to occur at the Closing) or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

     1.06 Allocation of Purchase Price. The Purchase Price shall be allocated among the assets of MDCO in accordance with Schedule 1.06, and GDSC and MDCO shall be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service).


                                   ARTICLE II

                     Representations and Warranties of GDSC

     GDSC represents and warrants to MDCO and Shareholder as follows:

     2.01 Authorization. GDSC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GDSC and is binding upon and enforceable against GDSC in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.02 Compliance. The execution, delivery and performance of this Agreement by GDSC, the compliance by GDSC with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          2.02-1 the articles of incorporation or bylaws of GDSC;

          2.02-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GDSC is a party or by which GDSC is bound; or

          2.02-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to GDSC.

     2.03 Consents. Except for the consent of GDSC's principal bank, no consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by GDSC for the consummation of the transactions described in this Agreement.

     2.04 Accuracy of Representations & Warranties. None of the representations or warranties of GDSC contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. GDSC does not know of any fact that has resulted or that, in the reasonable judgment of GDSC will result, in any material adverse change in GDSC's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.

     2.05 Reliance. GDSC recognizes and agrees that, notwithstanding any investigation by Shareholder, Shareholder is relying upon the representations and warranties made by GDSC in this Agreement.


                                   ARTICLE III

             Representations and Warranties of MDCO and Shareholder

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial position, assets or prospects of MDCO, which shall in any event include any adverse effect on the assets, revenue or net income of MDCO in excess of $50,000; and "Material Adverse Change" means any change that has resulted, will result or is likely to result in a Material Adverse Effect. MDCO and Shareholder represent and warrant to GDSC as follows:

     3.01 Corporate Existence; Authority. MDCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and MDCO has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Shareholder owns all of the issued and outstanding stock of MDCO, consisting of 100 shares of common stock. Neither MDCO nor

Shareholder is party to any subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance, sale, delivery or transfer of any of MDCO's capital stock. MDCO has no subsidiaries and has no investments in any corporation, partnership, association, joint venture or other entity. MDCO has full power and authority to enter into this Agreement and to carry out its terms. MDCO has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by MDCO and Shareholder and is binding upon and enforceable against MDCO and Shareholder in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.02 No Adverse Consequences. Neither the execution and delivery of this Agreement by MDCO or Shareholder nor the consummation of the transactions contemplated by this Agreement will

          3.02-1 result in the creation or imposition of any lien, charge or encumbrance on any of MDCO's assets or properties,

          3.02-2 violate or conflict with any provision of MDCO's articles of incorporation or bylaws;

          3.02-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to MDCO or Shareholder; or

          3.02-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to MDCO under or constitute a default under any agreement, instrument, license or permit to which MDCO or Shareholder is a party or by which either of them is bound.

     3.03 Brokers and Finders. Neither MDCO nor Shareholder has employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement, except that MDCO has employed Torwest Capital. Any fees owing to Torwest Capital are payable and will be paid by Shareholder and are not a liability of MDCO or GDSC.

     3.04 Litigation. Except as set forth on Schedule 3.04, there is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against MDCO and, to the best knowledge of MDCO and Shareholder, there is no basis for any such claim, litigation, proceeding or investigation.

     3.05 Compliance with Laws. MDCO has at all relevant times conducted its business in compliance with its articles of incorporation and bylaws and all applicable laws and regulations. MDCO is not in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. MDCO is not subject to any outstanding order, writ, injunction or decree, and MDCO has not been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     3.06 Employment Matters.

          3.06-1 Labor Matters

               (a) MDCO is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of his employees. MDCO is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against MDCO pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of MDCO, threatened against him, (3) representation petition respecting MDCO's employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to MDCO.

               (c) MDCO has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

          3.06-2 Employee Benefits. Schedule 3.06-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by MDCO, and complete and accurate copies of all those plans or arrangements have been provided to GDSC. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established and maintained by MDCO that are subject to ERISA are listed separately as ERISA Plans on Schedule 3.06-2 (the "ERISA Plans"). The ERISA Plans comply with the applicable requirements of ERISA. MDCO has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under Section 401(a) of the Code and the related trust is tax-exempt under
Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Plans. The present value of all accrued benefits under each of the ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. MDCO has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. MDCO has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 3.06-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          3.06-3 Employment Agreements. Each of MDCO's employees is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between MDCO and any of MDCO's employees. Schedule 3.06-3 lists all of MDCO's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies and written information have been provided to GDSC. MDCO does not have any agreements or understandings with MDCO's employees except as reflected in the items listed in Schedules 3.06-2 and 3.06-3.

          3.06-4 Compensation. Schedule 3.06-4 contains a complete and accurate list of all employees or independent contractors of MDCO as of February 28, 1998, specifying their names, annual base compensation of each such person, and accrued benefits for such persons as of February 28, 1998.

     3.07 Financial Statements.

          3.07-1 Schedule 3.07 contains the balance sheets of MDCO as of December 31, 1997 (the "Current Balance Sheet") and December 31, 1996 and the related statements of income for the years then ended (such balance sheets and statements collectively, the "Financial Statements").

          3.07-2 The Financial Statements present fairly

               (a) the financial position of MDCO as of the dates indicated and

               (b) the results of operations for the periods then ended.

     3.08 Receivables. Schedule 3.08 lists all accounts receivable of MDCO as of December 31, 1997. Each of the receivables listed on Schedule 3.08, and each of the receivables that has arisen since December 31, 1997, has arisen only from bona fide transactions in the ordinary course of business and is not subject to any offset or counterclaim.

     3.09 Prepaid Expenses and Other. Schedule 3.09 lists all prepaid expenses and deferred charges of MDCO as of December 31, 1997.

     3.10 Personal Property. Schedule 3.10 contains a complete and accurate list of all the tangible personal property owned or leased by MDCO ("Tangible Personal Property"). With respect to each item of owned Tangible Personal Property, Schedule 3.10 lists the original cost as of December 31, 1997.

     3.11 Payables. Schedule 3.11 lists all accounts payable and other accrued liabilities of MDCO as of December 31, 1997, other than payables for brokers' and attorneys' fees and other expenses of this transaction, and accrued liabilities for taxes based on income or revenues of MDCO.

     3.12 Indebtedness. Schedule 3.12 lists all indebtedness of MDCO as of December 31, 1997 incurred in connection with the business, operations or assets of MDCO or the repayment of which is secured by the assets of MDCO.

     3.13 Other Liabilities. Except as listed on Schedule 3.13, MDCO does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due), other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate are not material to the business of MDCO.

     3.14 Absence of Certain Changes or Events. Since December 31, 1997, there has not been:

          3.14-1 Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          3.14-2 Any damage, destruction or casualty loss, whether insured against or not, to any assets or properties of MDCO;

          3.14-3 Any increase in the rate or terms of compensation payable or to become payable by MDCO to its key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          3.14-4 Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by MDCO, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

          3.14-5 Any conduct of business which is outside the ordinary course of business or not substantially in the manner that MDCO previously conducted its business;

          3.14-6 Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, except in the ordinary course of business;

          3.14-7 Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of MDCO;

          3.14-8 Any encumbrance or consent to encumbrance of any property or assets of MDCO except in the ordinary course of business;

          3.14-9 Any declaration or payment of any dividend or other distribution of money or property on or with respect to any shares of MDCO's capital stock; or

          3.14-10 Any change in the assets, liabilities, licenses, permits or franchises of MDCO, or in any agreement to which MDCO is a party or is bound, which has had or reasonably could be expected to have a Material Adverse Effect.

     3.15 Leases. Schedule 3.15 contains a complete and accurate list of all real property leases under which MDCO is lessee ("Leases"), a description of the real property covered thereby ("Real Property"), the term of each Lease and the monthly payments under the Lease. Complete and accurate copies of all Leases have been delivered to GDSC.

     3.16 Certain Contracts and Arrangements. Schedule 3.16, which is organized by type of agreement, contains a complete and accurate list of all agreements of the following types ("Contracts") to which MDCO is a party or by which MDCO is bound:

          3.16-1 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by MDCO or MDCO's guaranty of any obligation for the borrowing of money;

          3.16-2 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other disposition of capital assets or more than $20,000 of other equipment or materials;

          3.16-3 contracts or agreements for provision or receipt of dentistry services;

          3.16-4 contracts or agreements for the performance or receipt of other services, excluding employment contracts; provided, however, that only contracts exceeding $20,000 in annual billings or payments by MDCO must be listed;

          3.16-5 contracts or agreements involving annual billings in excess of $20,000 for the joint performance of work or services and all other joint venture agreements;

          3.16-6 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of MDCO's services; and

          3.16-7 any other contract, instrument, agreement or obligation not described on any other Schedule to which MDCO is a party or by which MDCO is bound and which contains material unfulfilled obligations of MDCO.

Complete and accurate copies of all Contracts have been delivered to GDSC.

     3.17 Status of Contracts and Leases.

          3.17-1 Each of the Contracts and Leases listed on Schedules 3.15 and
3.16 is valid, binding and enforceable by MDCO in accordance with its terms and is in full force and effect, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. There is no existing default or violation by MDCO under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of MDCO under any Contract or Lease. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any Real Property of which MDCO is lessee or sublessee.

          3.17-2 All other parties to the Contracts and Leases have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of MDCO's rights or obligations under any Contract or Lease.

          3.17-3 MDCO is not aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, and, to the actual knowledge of MDCO, there are no facts that exist indicating that any of the Contracts or Leases may be totally or partially terminated or suspended by the other parties.

          3.17-4 MDCO is not a party to, nor is it bound by, any contract or agreement that MDCO can reasonably foresee will result in any material loss to MDCO upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential), unless such contract or agreement is terminable by MDCO on 60 or fewer days notice at any time without penalty.

     3.18 Title and Condition of Tangible Assets.

          3.18-1 MDCO owns all of the Tangible Personal Property except the leased property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except

               (a) liens disclosed on the Current Balance Sheet or

               (b) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Current Balance Sheet).

          3.18-2 MDCO has good and absolute title to the Tangible Personal Property except the leased property.

          3.18-3 All Tangible Personal Property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of MDCO's business.

          3.18-4 There are no developments affecting any of the Real Property or Tangible Personal Property pending or, to the actual knowledge of MDCO, threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

     3.19 Insurance. Schedule 3.19 contains a complete and accurate list of all policies of malpractice, liability, fire, worker's compensation and other forms of insurance insuring MDCO and its employees, assets or operations (the "Policies"). All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and of agreements to which MDCO is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There are no unresolved claims for insurance payment under any of the Policies. True and complete copies of the Policies and all endorsements thereto have been delivered to GDSC. MDCO has not been refused any insurance coverage and no insurance coverage has been cancelled during the five years preceding the date of this Agreement.

     3.20 Taxes.

          3.20-1 Returns. MDCO has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes which relate to its business, results of operations or financial condition (collectively, the "Returns") and has timely paid all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by MDCO with respect to the periods covered by the Returns. MDCO has provided GDSC with complete and accurate copies of MDCO's Returns for 1995 and 1996.

          3.20-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. All Taxes which MDCO has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          3.20-3 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, payroll, withholding, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

          3.20-4 S Corporation Status. MDCO is, and at all times since incorporation has been, an S corporation as defined in Section 1361(a)(1) of the Code.

     3.21 No Restrictions. No contract or agreement to which MDCO is a party or is bound or to which any of its properties or assets is subject limits the freedom of MDCO to compete in any line of business or with any person.

     3.22 Permits and Licenses. MDCO and Shareholder hold and at all times have held, all licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. MDCO and Shareholder are in compliance with all the terms of each Permit, and there are no claims of violation by MDCO or Shareholder of any Permit.

     3.23 Certain Payments. Neither MDCO nor any other person or entity has, directly or indirectly, on behalf of or with respect to MDCO or its operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     3.24 Environmental Conditions.

          3.24-1 Compliance. MDCO has operated its business and maintained its assets, including without limitation the Real Property, in compliance with all Environmental Laws. All wastes generated in connection with MDCO's business are and have been transported and disposed of off site in compliance with all Environmental Laws. No Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Property or in connection with MDCO's business.

          3.24-2 Definitions. As used in this Agreement,

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

     3.25 Consents and Approvals. Except as set forth on Schedule 3.25, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by MDCO or Shareholder. MDCO and Shareholder have obtained, or shall have obtained prior to the Closing, all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by MDCO or Shareholder or the consummation of the transaction contemplated by this Agreement. MDCO has made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby.

     3.26 Records. The books of account of MDCO are complete and accurate in all material respects, and there have been no transactions involving the business of MDCO which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books have been made available to GDSC.

     3.27 Reliance. MDCO and Shareholder recognize and agree that, notwithstanding any investigation by GDSC, GDSC is relying upon the representations and warranties made by MDCO and Shareholder in this Agreement.

     3.28 Accuracy of Representations and Warranties. None of the representations or warranties of MDCO and Shareholder contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. MDCO and Shareholder do not know of any fact that has resulted or that, in the reasonable judgment of MDCO or Shareholder will result, in any material change in MDCO's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.


                                   ARTICLE IV

                        Covenants of MDCO and Shareholder

     4.01 Access to Properties, Books and Records. Prior to the Closing Date, MDCO shall, at GDSC's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GDSC reasonable access during normal business hours to all employees, properties, books and records of MDCO and shall permit such persons, at GDSC's expense, to make copies of such books and records. MDCO shall deliver to GDSC its monthly financial statements promptly after they become available. GDSC shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this Section 4.01 as confidential in accordance with Section 10.01 hereof. No investigation by GDSC or any of its authorized representatives pursuant to this Section 4.01 shall affect any representation, warranty or closing condition of any party hereto or GDSC's rights to indemnification pursuant to Section 9.02 hereof.

     4.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Closing Date, MDCO shall not:

          4.02-1 Incur additional debt for borrowed money (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of business and consistent with past practices, forgive or release any debt or claim, give any waiver of any right of material value or voluntarily suffer any extraordinary loss;

          4.02-2 Declare, pay or make any dividend or other distribution of money or property on or with respect to any share of its capital stock, except that (a) MDCO may distribute to Shareholder cash in an amount that equals the excess of MDCO's unrestricted cash as of the date of this Agreement over $25,000 and (b) MDCO may distribute to Shareholder to cover income taxes 47% of MDCO's taxable income less any tax credits available to MDCO for the period from the date of this Agreement to the Closing Date;

          4.02-3 Issue, sell, or give any option or right to purchase any shares of its capital stock or other securities, or purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its capital stock.

          4.02-4 Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          4.02-5 Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others, or agree so to lease or license, any of its assets;

          4.02-6 Acquire any assets which would be material to its business other than assets acquired in the ordinary and usual course of business and consistent with past practices;

          4.02-7 Purchase or otherwise acquire, or agree to purchase or otherwise acquire, any debt or equity securities of any corporation, partnership, joint venture, firm or other entity other than equity securities issued by a money market fund registered as an investment company under the Investment Company Act of 1940;

          4.02-8 Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $50,000 annually, and except for any renewal of MDCO's contract with the Oregon Health Plan and for a subcontract with GMB, Inc. in a form approved by GDSC;

          4.02-9 Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          4.02-10 Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          4.02-11 Change its accounting methods, policies or practices; or

          4.02-12 Agree or commit to do any of the foregoing.

     4.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Closing Date, MDCO shall:

          4.03-1 Operate its business as presently operated and only in the ordinary course and consistent with past practices;

          4.03-2 Advise GDSC in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          4.03-3 When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to MDCO's business to which MDCO is a party or by which MDCO is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

          4.03-4 Use its best efforts to maintain all of the Tangible Personal Property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain its intangible assets;

          4.03-5 Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          4.03-6 Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items;

          4.03-7 Use its best efforts to retain all key employees;

          4.03-8 Maintain its books and records in accordance with past practices;

          4.03-9 Pay and discharge all taxes, assessments, governmental charges and levies imposed upon it, its income or profits or upon any property belonging to it, in all cases prior to the date on which penalties attach thereto;

          4.03-10 Pay and discharge in full all indebtedness listed on Schedule
3.12 and all obligations under any capital leases; and

          4.03-11 Comply with all laws, rules and regulations applicable to it and its business.

     4.04 No Negotiations With Others. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, MDCO and Shareholder shall refrain, and shall cause MDCO's employees and any investment banker, attorney, accountant or other agent retained by either of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, MDCO. MDCO and Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.


                                    ARTICLE V

                                 Joint Covenants

     GDSC, MDCO and Shareholder covenant and agree that they will act in accordance with the following:

     5.01 Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

     5.02 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in Article 6 or 7 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this
Section 5.02 shall limit the rights of the parties under Articles 6, 7 and 8.


                                   ARTICLE VI

                        Conditions to Obligations of GDSC

     The obligations of GDSC under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     6.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be satisfactory in form and content to GDSC.

     6.02 Consents. MDCO shall have obtained the third-party consents required under the terms of the Contracts and Leases, and such consents shall not have required any change to the terms and conditions of the Contracts and Leases other than changes consented to in writing by GDSC.

     6.03 Representations, Warranties and Covenants.

          6.03-1 All representations and warranties of MDCO and Shareholder made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          6.03-2 All of the terms, covenants and conditions to be complied with and performed by MDCO and Shareholder at or prior to the Closing shall in all material respects have been complied with or performed thereby.

          6.03-3 GDSC shall have received a certificate of Shareholder, dated as of the Closing Date, to the effect that the representations and warranties of MDCO and Shareholder contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that MDCO and Shareholder have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by it or him at or prior to the Closing.

     6.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, MDCO or Shareholder to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     6.05 No Adverse Change. There shall not have been any Material Adverse Change.

     6.06 Opinion of Counsel. GDSC shall have received an opinion of Tonkon Torp LLP, counsel to MDCO and Shareholder, dated the Closing Date, in substantially the form attached hereto as Exhibit A.

     6.07 ADC Agreement Closing. The closing of the ADC Agreement shall have occurred.

     6.08 Lease. Shareholder shall have executed and delivered a lease of the balance of Shareholder's Newberg property in substantially the form attached as Exhibit G-2 to the ADC Agreement.

     6.09 Actions Satisfactory to GDSC's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GDSC.

                                   ARTICLE VII

                    Conditions to Obligations of Shareholder

     The obligations of Shareholder under Article 1 are, at his option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     7.01 Representations, Warranties and Covenants.

          7.01-1 All representations and warranties of GDSC made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          7.01-2 All of the terms, covenants and conditions to be complied with and performed by GDSC on or prior to the Closing shall in all material respects have been complied with or performed by GDSC.

          7.01-3 Shareholder shall have received a Certificate of GDSC, dated as of the Closing Date, executed by the President or other authorized officer of GDSC, to the effect that the representations and warranties of GDSC contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that GDSC has in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by it at or prior to the Closing.

     7.02 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, MDCO or Shareholder to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

     7.03 Opinion of Counsel. Shareholder shall have received an opinion of Stoel Rives LLP, counsel to GDSC, dated the Closing Date, in substantially the form attached hereto as Exhibit B.

     7.04 ADC Agreement Closing. The closing of the ADC Agreement shall have occurred.

     7.05 Lease. GDSC shall have executed and delivered a lease of the balance of Shareholder's Newberg property in substantially the form attached as Exhibit G-2 to the ADC Agreement.

     7.06 Actions Satisfactory to MDCO's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for MDCO.

                                  ARTICLE VIII

                                   Termination

     8.01 Right of Parties to Terminate. This Agreement may be terminated:

          8.01-1 by GDSC, if any of the authorizations, consents, approvals, filings or registrations described in Section 6.01 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GDSC and all reasonable final appeals shall have been exhausted;

          8.01-2 by GDSC, if MDCO or Shareholder shall have breached any of their obligations hereunder in any material respect;

          8.01-3 by MDCO, if GDSC shall have breached any of its obligations hereunder in any material respect; or

          8.01-4 by either MDCO or GDSC, by written notice to the other party, if the Closing shall not have occurred on or prior to December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01-4 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     8.02 Effect of Termination. If either GDSC or MDCO decides to terminate this Agreement pursuant to Section 8.01, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to Section 8.01, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than those described in Article 10 hereof) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.


                                   ARTICLE IX

                            Survival; Indemnification

     9.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any schedule, certificate or assignment delivered in accordance with this Agreement (collectively, the "Related Documents") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement for a period of three years and two months following the Closing Date and after such period shall be terminated and extinguished, except insofar as the damaged party shall have asserted in writing a claim setting forth with reasonable specificity facts and circumstances relating thereto prior to the expiration of such period in which event the party liable shall remain liable with respect to such claim.

     9.02 Indemnification by Shareholder.

          9.02-1 Notwithstanding any investigation by GDSC, from and after the Closing, Shareholder shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend GDSC, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, including GDSC, "GDSC's Indemnified Persons") from and against, and reimburse each of GDSC's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GDSC's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of MDCO or Shareholder made in this Agreement or any Related Document; or

               (b) any failure by MDCO or Shareholder to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document.

          9.02-2 This indemnification extends to any Damages suffered by any of GDSC's Indemnified Persons, whether or not a claim is made against any of GDSC's Indemnified Persons by any third party.

     9.03 Indemnification by GDSC.

          9.03-1 Notwithstanding any investigation by Shareholder, from and after the Closing, GDSC shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend Shareholder from and against, and reimburse Shareholder with respect to, any and all Damages incurred by Shareholder by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of GDSC made in this Agreement or any Related Document; or

               (b) any failure by GDSC to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document.

          9.03-2 This indemnification extends to any Damages suffered by Shareholder whether or not a claim is made against Shareholder by any third party.

     9.04 Indemnification Procedure.

          9.04-1 Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article 9 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article 9 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 9 and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under Section 9.04-1(a), to undertake, conduct and control, through counsel of its or their choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (c) If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

               (d) If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim in good faith at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

               (e) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

          9.04-2 Non-Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article 9 written notice of all claims for indemnification under this Article 9, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

               (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     9.05 Right of Offset. At the election of GDSC, any liability of Shareholder under Section 9.02 which has been established by agreement, litigation or in accordance with the procedure set forth in Section 9.04 may be satisfied by offsetting such liability against any Earnout Payment (as defined in the ADC Agreement) payable under the ADC Agreement that is then due or that subsequently becomes due; provided, however, that if Shareholder gives notice to GDSC within 30 days after Shareholder receives a notice of claim under Section 9.04-1(a) or 9.04-2(a) of this Agreement that Shareholder contests its liability for such claim, GDSC may not exercise its right of offset until the procedure described in Section 9.06 of the ADC Agreement has been completed.

     9.06 Limitations. Anything to the contrary notwithstanding, an indemnified party shall not be indemnified and held harmless in respect of any Damages which are covered by insurance owned by the indemnified party to the extent that any loss is reduced by such insurance. The right of the GDSC Indemnified Persons to seek indemnification from ADC and/or Shareholder under this Agreement or the ADC Agreement shall terminate the sooner of (a) 38 months from Closing or (b) at such time as the total Damages paid by ADC and/or Shareholder (whether or not paid by offset of amounts owed to ADC or Shareholder) reach a total of $3,500,000.00.

     9.07 Rights Not Exclusive. An indemnified party's rights to indemnification under this Article 9 shall be the exclusive remedy for recovery of monetary damages in the event of any breach of any representation, warranty or covenant under this Agreement, but such rights are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled in equity.


                                    ARTICLE X

                         Confidentiality; Press Releases

     10.01 Confidentiality.

          10.01-1 No information concerning MDCO not previously disclosed to the public or in the public domain that has been furnished to or obtained by GDSC under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of GDSC or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, GDSC shall hold such information in confidence for a period of two years from the date of any termination of this Agreement, and all such information that


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
is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to MDCO.

          10.01-2 No information concerning GDSC not previously disclosed to the public or in the public domain that has been furnished to or obtained by MDCO or Shareholder under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of MDCO or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, MDCO and Shareholder shall hold such information in confidence for a period of three years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to GDSC.

          10.01-3 Notwithstanding the foregoing, such obligations of GDSC and of MDCO shall not apply to information

               (a) that is, or becomes, publicly available from a source other than GDSC or MDCO, as the case may be;

               (b) that was known and can be shown to have been known by GDSC at the time of its receipt from MDCO, or by MDCO at the time of its receipt from GDSC, as the case may be;

               (c) that is received by GDSC from a third party without breach of this Agreement by GDSC, or is received by MDCO from a third party without breach of this Agreement by MDCO, as the case may be;

               (d) that is required by law to be disclosed; or

               (e) that is disclosed in accordance with the written consent of GDSC or of MDCO, as the case may be.

     10.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by MDCO without the prior written consent of GDSC; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).


                                   ARTICLE XI

                                Other Provisions

     11.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may


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
voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     11.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     11.03 Fees and Expenses. GDSC shall be solely responsible for all costs and expenses incurred by it, and Shareholder shall be solely responsible for all costs and expenses incurred by Shareholder or MDCO, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     11.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     11.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     11.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Oregon (except for the choice of law provisions thereof).

     11.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

          In the case of GDSC:

               Stoel Rives LLP
               900 SW Fifth Avenue, Suite 2300
               Portland, OR  97204
               Telecopy No.:  (503) 220-2480

               Attention:  Edward L. Epstein

          In the case of MDCO or Shareholder:

               Tonkon Torp LLP
               1600 Pioneer Tower
               888 SW Fifth Avenue
               Portland, OR 97204
               Telecopy No.: (503) 972-3754

               Attention:  Brendan R. McDonnell

     11.08 Breach; Equitable Relief. The parties acknowledge that the business of MDCO and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     11.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


     GDSC:                             GENTLE DENTAL SERVICE CORPORATION

                                       By: L. T. VAN EERDEN
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


     MDCO:                         MANAGED DENTAL CARE OF OREGON, INC.

                                       By: GERALD M. BIEZE, DDS
                                           -------------------------------------
                                           Gerald M. Bieze, DDS, President


     Shareholder:                      GERALD M. BIEZE, DDS
                                       -----------------------------------------
                                       Gerald M. Bieze, DDS


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